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EXHIBIT 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

                  This Separation Agreement and General Release (this "Agreement") is made and entered into by and between William S. Leftwich ("Mr. Leftwich") and Crdentia Corp., a Delaware corporation (the "Company"), with reference to the following facts:

                  A. Mr. Leftwich has been employed by the Company in the position of Chief Financial Officer and Secretary pursuant to the terms of a certain Executive Employment Agreement dated on or about March 22, 2004 (the "Employment Agreement").

                  B. The Company and Mr. Leftwich have mutually decided to end the employment relationship with one another.

                  C. Mr. Leftwich and the Company each desire to settle, compromise and resolve fully and finally any and all claims and disputes, whether known or unknown, which exist or could exist on Mr. Leftwich's behalf against the Company or its Affiliates (as hereinafter defined), arising out of Mr. Leftwich's employment with the Company as an officer of the Company (including, without limitation, as its Chief Financial Officer and Secretary), and the cessation of that employment relationship.

                  NOW, THEREFORE, in consideration of the covenants and promises contained herein, the parties hereto agree as follows:

                  1. AGREEMENT BY EMPLOYEE. Mr. Leftwich acknowledges that his employment with the Company terminated effective as of September 10, 2004, and in consideration for the payments and other terms set forth herein, Mr. Leftwich voluntarily agrees to be bound by the terms of this Agreement.

                  2. VOLUNTARY RESIGNATION OF CORPORATE POSITIONS. Mr. Leftwich hereby voluntarily resigns, effective as of September 10, 2004, all positions held with the Company and its Affiliates as an officer or otherwise (including, without limitation, the positions of Chief Financial Officer and Secretary of the Company).

                  3. WAGES AND VACATION PAY. The Company shall pay to Mr. Leftwich all of his wages and accrued and unused vacation time through September 10, 2004.

                  4. SEVERANCE PAYMENT. In consideration for his execution of this Agreement, and subject to the terms and conditions of this Agreement and the Employment Agreement, the Company agrees to pay Mr. Leftwich an amount in cash equal to one (1) month of his Base Salary (as defined in the Employment Agreement), which such amount shall be paid in accordance with the Company's general payroll practices. Mr. Leftwich agrees that the severance payments provided for herein are more than the Company is required to pay under its normal policies and procedures, and Mr. Leftwich agrees that these payments are fully satisfactory to him and constitute valid consideration in exchange for the releases and commitments set forth in this Agreement.

                  5. STOCK OPTIONS. The parties acknowledge and agree that Mr. Leftwich was issued a stock option award on April 8, 2004 to purchase up to 110,504 shares of the Company's Common Stock at an exercise price of $3.15 per

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share (the "Option Grant"). The parties acknowledge and agree that, effective as of the termination of Mr. Leftwich's employment on September 10, 2004, he had not vested in any of the shares of Common Stock underlying the Option Grant. In consideration for Mr. Leftwich's execution of this Agreement, the Company agrees to: (a) accelerate Mr. Leftwich's vesting in twenty-five percent (25%) of the shares of Common Stock underlying the Option Grant (i.e., 27,626 shares) and (b) provide Mr. Leftwich until September 10, 2005 in which to exercise the Option Grant. All share numbers and calculations in this paragraph give effect to a 1-for-3 reverse split of the Company's Common Stock effected as of June 28, 2004.

                  6. NO FILING OF CLAIMS. Mr. Leftwich represents and warrants that he does not presently have on file, and further represents that he will not hereafter file, any claims, charges, grievances, actions, appeals or complaints against the Company or its parent, subsidiaries and related entities or corporations, or its or their past and present officers, directors, stockholders, employees, agents, partners, attorneys, heirs, successors and assigns (collectively, "Affiliates"), in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions by the Company or its Affiliates occurring prior to the date of this Agreement.

                  7. RELEASE OF ALL CLAIMS BY MR. LEFTWICH. In consideration for the promises and compensation provided above, Mr. Leftwich hereby agrees to waive, release, acquit and forever discharge the Company and its Affiliates from any and all claims, demands, actions, charges, complaints and causes of action (hereinafter collectively referred to as, "Claims"), of whatever nature, whether known or unknown, which exist or may exist on Mr. Leftwich's behalf as of the date of this Agreement, including but not limited to any and all tort claims, contract claims (express or implied), wage claims, bonus claims, wrongful termination claims, public policy claims, whistleblower claims, implied covenant of good faith and fair dealing claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act and the Equal Pay Act, covering discrimination in employment including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, marital status, family care leave, pregnancy, sex, sexual orientation, age, and harassment or retaliation.

                  8. WAIVER OF UNKNOWN CLAIMS BY MR. LEFTWICH. It is further understood and agreed by Mr. Leftwich that he hereby expressly waives and relinquishes any and all claims, rights or benefits that he may have pursuant to any applicable law or regulation to the effect that:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

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In connection with such waiver and relinquishment, and notwithstanding the foregoing provisions, Mr. Leftwich hereby expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all such claims which he does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims. Mr. Leftwich further acknowledges, understands and agrees that this representation and commitment is essential to the Company and that this Agreement would not have been entered into were it not for this representation and commitment.

                  9. COVENANT OF CONFIDENTIALITY. Mr. Leftwich acknowledges that he executed the Company's Proprietary Rights and Information Agreement on or about March 22, 2004, and that notwithstanding the termination of his employment, he shall continue to have an obligation not to disclose or use any "Proprietary Information" (as defined therein) obtained during the course of his employment with the Company on the terms set forth therein.

                  10. NON-COMPETITION/NON-SOLICITATION. Mr. Leftwich acknowledges and agrees that, pursuant Sections 7(a) and (b) of the Employment Agreement, he shall have certain continuing obligations to refrain from competing with the Company or soliciting the Company's employees or consultants, which such obligations shall continue notwithstanding the termination of his employment.

                  11. NON-ADMISSION OF LIABILITY. Mr. Leftwich acknowledges that the Company denies any wrongdoing whatsoever in connection with Mr. Leftwich, his employment, and the cessation of that employment, and that the severance payment made pursuant to this Agreement is made solely for the purpose of amicably resolving any disputes the parties have arising from the employment relationship. Mr. Leftwich and the Company expressly understand and agree that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of Mr. Leftwich or the Company.

                  12. NO OTHER PAYMENTS DUE. Mr. Leftwich understands and agrees that this Agreement is intended to and does bar all claims Mr. Leftwich has or may have for injuries, losses, damages, wages, salaries, bonuses, commissions, overtime pay, vacation pay, severance pay, car allowance, benefits, costs, expenses, attorneys' fees or any similar claims that Mr. Leftwich could possibly have against the Company or its Affiliates, and that Mr. Leftwich is not entitled to receive and will not claim any right, benefit, or compensation other than what is set forth above in Sections 4 and 5, above.

                  13. RETURN OF COMPANY PROPERTY. Mr. Leftwich agrees to promptly return to the Company all office keys, building access cards, Company credit cards, equipment, documents and any other materials of the Company that he has in his possession, custody or control.

                  14. NON-DISPARAGEMENT. Each of Mr. Leftwich and the Company hereby agrees that he and it (including its executive officers and directors) will not disparage or in any way criticize the other party, its respective Affiliates and/or their respective officers, managers, supervisors, employees, investors, products, services, or technology at any time in the future. Nothing contained in this Section is intended to prevent either party from testifying truthfully in any legal proceeding.

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                  15. OWNERSHIP OF CLAIMS. Each party represents and warrants that such party is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Each party further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which each party may have against the other party.

                  16. CHOICE OF LAW. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of Texas.

                  17. SUCCESSORS AND ASSIGNS. The parties expressly acknowledge and agree that this Agreement and all of its terms shall be binding upon Mr. Leftwich's and the Company's respective representatives, heirs, executors, administrators, successors and assigns.

                  18. ATTORNEY'S FEES. In the event that any party to this Agreement asserts a claim for breach of this Agreement or seeks to enforce its terms, the prevailing party in any such proceeding shall be entitled to recover costs and reasonable attorney's fees.

                  19. HEADINGS. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

                  20. INTEGRATION. This Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the parties. In this regard, Mr. Leftwich represents and warrants that he is not relying on any promises or representations which do not appear written herein. Mr. Leftwich further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the parties hereto.

                  21. TIME FOR CONSIDERATION/REVOCATION OF THIS AGREEMENT. Mr. Leftwich acknowledges that he is hereby given twenty-one (21) days from receipt of this Agreement to consider signing this Agreement (through October 1, 2004) (the "Expiration Date"), that he is advised to consult with an attorney before signing this Agreement, and that he has the right to revoke this Agreement for a period of seven (7) days after it is executed by him. In the event that Mr. Leftwich chooses not to sign this Agreement on or before the Expiration Date, or chooses to revoke this Agreement once signed, Employee will not receive any consideration he would not be otherwise be entitled to received in the absence of this Agreement. Mr. Leftwich understands that any revocation of this Agreement must be made in writing and delivered to the Company at 14111 Dallas Parkway, Suite 600, Dallas, Texas 75240 within such seven (7) day period.

                  22. EFFECTIVE DATE. This Agreement shall become effective and binding upon the parties eight (8) days after Mr. Leftwich's execution thereof, so long as he has not revoked it within the time period and in the manner specified in Section 21, above.

                  23. VOLUNTARY AGREEMENT. Mr. Leftwich understands and agrees that he may be waiving significant legal rights by signing this Agreement. Mr. Leftwich understands that the Company has been represented in the preparation, negotiation and execution of this Agreement by Morrison & Foerster LLP, counsel to the Company, and that Morrison & Foerster LLP has not represented Mr. Leftwich in the preparation, negotiation and execution of this Agreement. Mr. Leftwich represents that he has been advised by legal counsel of his choice

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regarding this Agreement, and represents that he has entered into this Agreement voluntarily, with a full understanding of and in agreement with all of its terms.

                  THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. THE SIGNATORIES HAVE CONSULTED WITH LEGAL COUNSEL OF THEIR CHOICE REGARDING THIS AGREEMENT. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Separation Agreement and General Release on the dates indicated below.

DATED:  September 15, 2004                  WILLIAM S. LEFTWICH


                                            By:     /S/  WILLIAM S. LEFTWICH
                                                    ----------------------------
                                                    William S. Leftwich


DATED:  September 10, 2004                  CRDENTIA CORP.


                                            By:     /S/  PAMELA ATHERTON
                                                    ----------------------------
                                            Name:   Pamela Atherton
                                            Its:    President